                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13
               and 15(d) of the Securities Exchange Act of 1934.


                          Commission File No. 000-14025

                        SOFTWARE PUBLISHING CORPORATION
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            (Exact name of registrant as specified in its charter)


              111 NORTH MARKET STREET, SAN JOSE, CALIFORNIA 95113
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $0.001 PAR VALUE
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           (Title of each class of securities covered by this Form)

                                      NONE
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(ii)     / /
     Rule 12g-4(a)(1)(ii)   / /        Rule 12h-3(b)(2)(i)      / /
     Rule 12g-4(a)(2)(i)    / /        Rule 12h-3(b)(2)(ii)     / /
     Rule 12g-4(a)(2)(ii)   / /        Rule 15d-6               / /
     Rule 12h-3(b)(1)(i)    /X/

        Approximate number of holders of record as of the certification or notice date: one (1)
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
SOFTWARE PUBLISHING CORPORATION has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  December 27, 1996             By:  /s/ Miriam Frazer
                                          -------------------------------
                                          Miriam Frazer
                                          Chief Financial Officer